EXHIBIT 10.18

                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 24, 1996

                                  BY AND AMONG

                           ESQUIRE COMMUNICATIONS LTD.
                                   AS BORROWER



                         ANTARES LEVERAGED CAPITAL CORP.
                                    AS AGENT

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
                                   AS LENDERS

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                                TABLE OF CONTENTS

                             ARTICLE I - THE CREDITS


1.1      Amount and Terms of Commitment.................................1
         (a)  Intentionally Omitted  ...................................1
         (b)  The Revolving Credit  ....................................1
         (c)  Lender Letters of Credit and Letter of Credit
               Participation Agreements.................................2
1.2      Notes  ........................................................4
1.3      Interest  .....................................................4
1.4      Loan Accounts  ................................................5
1.5      Procedure for Revolving Credit Borrowing  .....................5
1.6      Conversion and Continuation Elections  ........................6
1.7      Optional Prepayments  .........................................7
1.8      Mandatory Prepayments of Loans  ...............................7
1.9      Fees  .........................................................8
         (a)      Arrangement Fees  ....................................8
         (b)      Commitment Fee  ......................................8
         (c)       Letter of Credit Participation Fee  .................8
1.10     Payments by the Borrower  .....................................9
1.11     Payments by the Lenders to the Agent  .........................9
1.12     Disbursements of Advances; Settlements Among Agent and
         Lenders; Payments of Interest and Fees; Disgorgement
         Obligations...................................................10
1.13     Security .....................................................12

                        ARTICLE II - CONDITIONS PRECEDENT

2.1      Conditions of Initial Loans ..................................13
         (a) Credit Agreement and Notes ...............................13
         (b)  Secretary's Certificates; Resolutions; Incumbency .......13
         (c)  Articles of Incorporation; By-laws and Good Standing ....13
         (d)  Collateral Documents ....................................14
         (e)  Legal Opinions ..........................................15
         (f)  Payment of Fees .........................................15
         (g)  Certificate .............................................15
         (h)  Financial Statements ....................................15
         (i)  Insurance Policies ......................................15
         (j)  Environmental Review ....................................15
         (k)  Due Diligence ...........................................16
         (l)  Accountants' Review .....................................16
         (m)  Insurance Review ........................................16
         (n)  Availability Certificate ................................16
         (o)  Related Transactions ....................................16
         (p)  Prior Indebtedness ......................................16
         (q)  Subordination ...........................................16
         (r)  Other Documents .........................................16
2.2      Conditions to All Borrowings .................................16
         (a)  Notice of Borrowing or Continuation/Conversion ..........16
         (b)  Continuation of Representations and Warranties ..........17
         (c)  No Existing Default .....................................17
2.3      Conditions to Certain Revolving Loans.........................17
         (a)  Evidence of Perfected First Priority Security
              Interests ...............................................17
         (b)  Approval.  ..............................................17
         (c)  Availability Certificate.  ..............................18
         (d)      Additional Documentation ............................18

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

3.1      Corporate Existence and Power ................................18
3.2      Corporate Authorization; No Contravention ....................19
3.3      Governmental Authorization ...................................19
3.4      Binding Effect ...............................................19
3.5      Litigation ...................................................20
3.6      No Default ...................................................20
3.7      ERISA Compliance .............................................20
3.8      Use of Proceeds; Margin Regulations ..........................21
3.9      Title to Properties ..........................................21
3.10     Taxes ........................................................21
3.11     Financial Condition ..........................................21
3.12     Environmental Matters ........................................22
3.13     Collateral Documents .........................................22
3.14     Regulated Entities ...........................................22
3.15     No Burdensome Restrictions ...................................22
3.16     Solvency .....................................................22
3.17     Labor Relations ..............................................22
3.18     Copyrights, Patents, Trademarks and Licenses, etc. ...........23
3.19     Subsidiaries .................................................23
3.20     Brokers' Fees; Transaction Fees ..............................23
3.21     Insurance ....................................................23
3.22     Full Disclosure ..............................................23

                       ARTICLE IV - AFFIRMATIVE COVENANTS

4.1      Financial Statements .........................................24
4.2      Certificates; Borrowing Base Certificates; Other Information .24
4.3      Notices ......................................................26
4.4      Preservation of Corporate Existence, Etc .....................28
4.5      Maintenance of Property ......................................28
4.6      Insurance ....................................................28
4.7      Payment of Obligations .......................................28
4.8      Compliance with Laws .........................................29
4.9      Inspection of Property and Books and Records .................29
4.10     Use of Proceeds ..............................................29
4.11     Solvency .....................................................29
4.12     Further Assurances ...........................................30

                         ARTICLE V - NEGATIVE COVENANTS

5.1      Limitation on Liens ..........................................30
5.2      Disposition of Assets ........................................31
5.3      Consolidations and Mergers ...................................32
5.4      Loans and Investments ........................................32
5.5      Limitation on Indebtedness ...................................33
5.6      Transactions with Affiliates .................................33
5.7      Management Fees and Compensation .............................33
5.8      Use of Proceeds ..............................................33
5.9      Contingent Obligations .......................................34
5.10     Compliance with ERISA ........................................34
5.11     Operating Lease Obligations ..................................34
5.12     Restricted Payments ..........................................34
5.13     Change in Business ...........................................35
5.14     Change in Structure ..........................................35
5.15     Accounting Changes ...........................................35
5.16     Amendments to Related Agreements .............................35
5.17     Acquisitions .................................................36

                        ARTICLE VI - FINANCIAL COVENANTS

6.1      Capital Expenditures .........................................37
6.2      Leverage Ratio ...............................................37
6.3      Interest Coverage Ratio ......................................37
6.4      EBIDAT .......................................................37

                         ARTICLE VII - EVENTS OF DEFAULT

7.1      Event of Default .............................................37
         (a)  Non-Payment .............................................37
         (b)  Representation or Warranty ..............................37
         (c)  Specific Defaults .......................................38
         (d)  Other Defaults ..........................................38
         (e)  Cross-Default ...........................................38
         (f)  Insolvency; Voluntary Proceedings .......................38
         (g)  Involuntary Proceedings .................................38
         (h)  ERISA ...................................................39
         (i)  Monetary Judgments ......................................39
         (j)  Non-Monetary Judgments ..................................39
         (k)  Collateral ..............................................40
         (l)  Ownership ...............................................40
         (m)  Subsidiary Guaranty......................................40
         (n)  Invalidity of Subordination Provisions ..................40
7.2      Remedies .....................................................40
7.3      Rights Not Exclusive .........................................41
7.4      Cash Collateral for Letters of Credit ........................41

                            ARTICLE VIII - THE AGENT

8.1      Appointment and Authorization ................................41
8.2      Delegation of Duties......................................... 42
8.3      Liability of Agent ...........................................42
8.4      Reliance by Agent ............................................42
8.5      Notice of Default ............................................42
8.6      Credit Decision ..............................................43
8.7      Indemnification ..............................................43
8.8      Agent in Individual Capacity .................................44
8.9      Successor Agent ..............................................44
8.10     Collateral Matters ...........................................44

                           ARTICLE IX - MISCELLANEOUS

9.1      Amendments and Waivers .......................................45
9.2      Notices ......................................................46
9.3      No Waiver; Cumulative Remedies ...............................47
9.4      Costs and Expenses ...........................................47
9.5      Indemnity ....................................................47
9.6      Marshalling; Payments Set Aside ..............................48
9.7      Successors and Assigns .......................................49
9.8      Assignments, Participations, etc. ............................49
9.9      Confidentiality ..............................................51
9.10     Set-off; Sharing of Payments .................................52
9.11     Automatic Debits of Fees .....................................52
9.12     Notification of Addresses, Lending Offices, Etc. .............52
9.13     Counterparts .................................................53
9.14     Severability .................................................53
9.15     Captions .....................................................53
9.16     Independence of Provisions ...................................53
9.17     Interpretation ...............................................53
9.18     No Third Parties Benefited ...................................53
9.19     Governing Law and Jurisdiction ...............................53
9.20     Waiver of Jury Trial .........................................54
9.21     Entire Agreement; Release ....................................54

               ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1     Taxes ........................................................55
10.2     Illegality ...................................................58
10.3     Increased Costs and Reduction of Return ......................58
10.4     Funding Losses............................................... 59
10.5     Inability to Determine Rates .................................60
10.6     Reserves on LIBOR Rate Loans .................................60
10.7     Certificates of Lenders ......................................60
10.8     Survival .....................................................60
10.9     Replacement of Lender in Respect of Increased Costs ..........60

                            ARTICLE XI - DEFINITIONS

11.1     Defined Terms ................................................61
11.2     Other Interpretive Provisions ................................77
         (a)  Defined Terms ...........................................77
         (b)  The Agreement ...........................................77
         (c)  Certain Common Terms ....................................77
         (d)  Performance; Time .......................................77
         (e)  Contracts ...............................................78
         (f)  Laws ....................................................78
11.3     Accounting Principles ........................................78




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                                    SCHEDULES

Schedule 1.1(b)                   Revolving Loan Commitments
Schedule 3.2                      Capitalization
Schedule 3.5                      Litigation
Schedule 3.7                      ERISA
Schedule 3.11                     Liabilities
Schedule 3.12                     Environmental Matters
Schedule 3.18                     Intellectual Property
Schedule 3.19                     Subsidiaries and Equity Investments
Schedule 5.1                      Liens
Schedule 5.5                      Indebtedness
Schedule 5.8                      Contingent Obligations
Schedule 11.1                     Prior Indebtedness

EXHIBITS

Exhibit A                         Availability Certificate
Exhibit B                         Notice of Borrowing
Exhibit C                         Notice of Continuation/Conversion
Exhibit D                         Revolving Note

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT (this "Agreement") is entered into as of December 24, 1996, by and among Esquire Communications Ltd., a Delaware corporation (the "Borrower"), Antares Leveraged Capital Corp., a Delaware corporation, as agent (the "Agent") for the several financial institutions from time to time party to this Agreement (collectively, the "Lenders" and individually each a "Lender") and for itself as a Lender.

                              W I T N E S S E T H:

     WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                             ARTICLE I - THE CREDITS

     1.1 AMOUNT AND TERMS OF COMMITMENT.

     (a) INTENTIONALLY OMITTED.

     (b) THE REVOLVING CREDIT. Each Lender with a Revolving Loan Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower (each such Loan, a "REVOLVING LOAN") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Lender's name in SCHEDULE 1.1(b) under the heading "Revolving Loan Commitment" (such amount as the same may be reduced from time to time as a result of one or more assignments pursuant to
Section 9.8, being referred to herein as such Lender's "REVOLVING LOAN COMMITMENT"); PROVIDED, HOWEVER, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Within the limits of each Lender's Revolving Loan Commitment, and subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time. The "MAXIMUM REVOLVING LOAN BALANCE" from time to time will be the lesser of:

     (i) the product obtained by multiplying four (4), times Adjusted EBIDAT, or

     (ii) the Aggregate of all Revolving Loan Commitments then in effect;

less, in either case, any Letter of Credit Reserve then in effect. If at any time the Revolving Loans exceed the Maximum Revolving Loan Balance, then Revolving Loans must be repaid immediately in an amount sufficient to eliminate such excess.

     For purposes of this Agreement, the following terms shall have the following meanings:

     "ADJUSTED EBIDAT" means, as of any determination date, the sum of the following:

     (1) with respect to court reporting businesses/companies owned by Borrower for twelve (12) months or more for which Agent has received financial statements for not less than a twelve (12) month period, (a) EBIDAT for the trailing twelve (12) month period ending on the last day of the immediately preceding month for which Agent has received financial statements, minus (b) Capital Expenditures for such period, plus (c) in Majority Lenders' discretion, verifiable expense reductions expected to be realized and for which Borrower has provided evidence satisfactory to Majority Lenders of such expense reductions, minus (d) increases in expenses which are reasonably anticipated to occur, plus
          (e) Capital Expenditures for such period which Capital Expenditures Majority Lenders have agreed to add back to EBIDAT; plus

     (2) with respect to court reporting businesses/companies owned by Borrower for twelve (12) months or less for which Agent has not received from Borrower financial statements for at least a twelve (12) month period,
          (a) EBIDAT for each full month owned by Borrower for which Agent has received financial statements, plus (b) EBIDAT for that number of months immediately prior to Borrower's acquisition equal to twelve minus the number of full months owned by Borrower for which Agent has received financial statements, as calculated by Borrower in good faith based on financial statements delivered by the former owner/seller and approved by Majority Lenders (provided, however, that in the event such financial statements are not on a monthly basis, Borrower and Majority Lenders will work together in good faith to allocate EBIDAT over the period covered by such financial statements), plus (c) Excess Owner's Compensation, less (d) Capital Expenditures for such twelve
          (12) month period, including Capital Expenditures expended during such period but prior to Borrower's acquisition of such court reporting business/company, plus (e) in Majority Lenders' discretion, verifiable expense reductions expected to be realized and for which Borrower has provided evidence satisfactory to Majority Lenders of such expense reductions, minus (f) increases in expenses which are reasonably anticipated to occur, plus (g) Capital Expenditures for such period which Capital Expenditures Majority Lenders have agreed to add back to EBIDAT.

     "EXCESS OWNER'S COMPENSATION" means the net compensation, salaries and benefits paid prior to Borrower's acquisition of the court reporting business/company to former owners, sellers and former management personnel which are no longer required to be paid by Borrower or any of its Subsidiaries, to the extent deducted in computing EBIDAT pursuant to clause 2(a) above in the definition of Adjusted EBIDAT, minus the compensation, salaries and benefits Borrower would have had to pay had Borrower owned such court reporting business/company during such period.

     (c) LENDER LETTERS OF CREDIT AND LETTER OF CREDIT PARTICIPATION AGREEMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for (i) the issuance of letters of credit by Agent (each such letter of credit, a "LENDER LETTER OF CREDIT") or (ii) the issuance of letter of credit participation agreements by Agent (each such letter of credit participation, a "LETTER OF CREDIT PARTICIPATION AGREEMENT") to confirm payment to banks (whether or not such banks are Lenders) which issue letters of credit for the account of Borrower on behalf of each Lender having a Revolving Loan Commitment (severally and not jointly) according to such Lender's Revolving Loan Commitment.

     The aggregate amount of Letter of Credit Participation Liability with respect to all Lender Letters of Credit and Letter of Credit Participation Agreements outstanding at any time shall not exceed $1,000,000.

     The Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Agent for any amounts paid by the Agent under any Lender Letter of Credit or Letter of Credit Participation Agreement. The Borrower hereby authorizes and directs the Lenders, at the Agent's option, to make a Revolving Loan in the amount of any payment made by the Agent with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement. All amounts paid by the Agent with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement that are not immediately repaid by Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate then applicable to Revolving Loans, calculated using the Base Rate and the Applicable Margin in effect. Each Lender agrees to fund its Commitment Percentage of any Revolving Loan made pursuant to this subsection 1.1(c) and, if no such Revolving Loans are made, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Letter of Credit Participation Agreement in an amount equal to its ratable share of such Lender Letter of Credit or Letter of Credit Participation Agreement based upon the Revolving Loan Commitments then in effect and each Lender agrees to pay to the Agent such share of any payments made by the Agent under such Lender Letter of Credit or Letter of Credit Participation Agreement. The obligations of each Lender under the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 2.2 hereof.

     In addition to all other terms and conditions set forth in this Agreement, the issuance by Agent of any Lender Letter of Credit or Letter of Credit Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, Letter of Credit Participation Agreement or the letter of credit or written contract for which Borrower requests a Letter of Credit Participation Agreement shall support a transaction entered into by Borrower in the ordinary course of its business and shall be in such form, be for such amount, and contain such terms as are reasonably satisfactory to Agent.

     The expiration date of each Lender Letter of Credit shall be on a date which is the earlier of (a) one year from its date of issuance, or (b) the thirtieth day before the Revolving Termination Date. Each Letter of Credit Participation Agreement shall provide that the Letter of Credit Participation Agreement terminates and all demands or claims for payment must be presented by a date certain, which date will be the earlier of (a) one year from its date of issuance, or (b) the thirtieth day before the Revolving Termination Date.

     Borrower shall give Agent at least ten (10) Business Days prior notice specifying the date a Lender Letter of Credit or Letter of Credit Participation Agreement is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Lender Letter of Credit or the letter of credit or other written contract to be guarantied.

     1.2 NOTES. The Revolving Loans made by each Lender shall be evidenced by a Revolving Note payable to the order of such Lender in an amount equal to such Lender's Revolving Loan Commitment.

     1.3 INTEREST. (a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Commencing on the first day of the first full month after the Closing Date, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin shall become effective as of the first day of the month immediately succeeding the month in which such change in the Applicable Margin becomes effective. The Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full pursuant to Section 1.7 and/or 1.8, and, during the existence of any Event of Default, interest shall be payable on demand of the Agent.

     (c) At the election of the Agent or the Majority Lenders while any Event of Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations not subject to an Applicable Margin (other than the fees described in Section 1.9), at a rate per annum equal to the Base Rate plus two percent (2.0%); provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2.0%).

     (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

     1.4 LOAN ACCOUNTS. The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding, and such record shall, absent manifest error be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans.

     1.5 PROCEDURE FOR REVOLVING CREDIT BORROWING. (a) Each Borrowing under the Revolving Loan shall be made upon the Borrower's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 10:30 a.m. (Chicago time) (x) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $1,000,000, (y) on the day which is one (1) Business Day prior to the requested Borrowing date in the case of each Base Rate Loan in excess of $1,000,000 but equal to or less than $3,000,000 and (z) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and each Base Rate Loan in excess of $3,000,000; provided, that with respect to Loans subsequent to the initial Loans, the Borrower may give notice of the requested Borrower to the Agent by telephone call, with such notice confirmed within 24 hours by delivery to the Agent of a signed Notice of Borrowing. Such Notice of Borrowing shall specify:

          (i) the amount of the Borrowing (which, in the case of a Borrowing of LIBOR Rate Loans, shall be in an aggregate minimum principal amount of $100,000 and multiples of $100,000 in excess thereof and in the case of Base Rate Loans, shall be in a minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

          (ii) the requested Borrowing date, which shall be a Business Day;

          (iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

          (iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

PROVIDED, HOWEVER, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 10:30 a.m. (Chicago time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

     (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Lender with a Commitment affected thereby of such Notice and of the amount of such Lender's Commitment Percentage of the Borrowing.

     (c) Unless Agent is otherwise directed in writing by Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Agent by wire transfer (or ACH transfer) of such amount to the Borrower at Chase Manhattan Bank, N.A., 1411 Broadway, New York, NY 10018, ABA Number 021-000021 for the account of Esquire Communications Ltd., Account No. 910-2-719862.

     1.6 CONVERSION AND CONTINUATION ELECTIONS. (a) The Borrower may upon irrevocable written notice to the Agent in accordance with subsection 1.6(b):

          (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount not less than $100,000, or that is in an integral multiple of $100,000 in excess thereof) into LIBOR Rate Loans or;

          (ii) elect to convert on the last day of the applicable Interest Period any LIBOR Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $100,000, or that is in an integral multiple of $100,000 in excess thereof) into Base Rate Loans; or

          (iii) elect to renew on the last day of the applicable Interest Period any LIBOR Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $100,000, or that is in an integral multiple of $100,000 in excess thereof);

PROVIDED, that if the aggregate amount of LIBOR Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $100,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, LIBOR Rate Loans, as the case may be, shall terminate.

     (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (Chicago time) at least three
(3) Business Days in advance of the requested Conversion Date or continuation date, if the Loans are to be converted into or continued as LIBOR Rate Loans and on the requested Conversion Date, if the Loans are to be converted into Base Rate Loans, specifying:

          (i) the proposed Conversion Date or continuation date;

          (ii) the aggregate amount of Loans to be converted or renewed; and

          (iii) the duration of the requested Interest Period with respect to any Loans to be converted or continued as LIBOR Rate Loans.

     (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, as the case may be, or if any Default or Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

     (d) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

     (e) Unless the Majority Lenders shall otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

     (f) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than five (5) different Interest Periods in effect.

     (g) The Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of a LIBOR Rate; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent.

     1.7 OPTIONAL PREPAYMENTS. (a) Subject to Section 10.4, the Borrower may,
(i) at any time, upon at least three (3) Business Days' written notice to the Agent, prepay the Loans in full or prepay the Loans in part in an amount of not less than $500,000 and (ii) at any time prepay the Loans in amounts less than $500,000 but greater than or equal to $100,000, without notice. Optional prepayment in amounts less than $100,000 shall not be permitted.

     (b) The notice of any prepayment shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender's Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with (i) accrued interest to such date on the amount prepaid, and (ii) any amounts required to be paid in connection therewith pursuant to Section 10.4.

     (c) Amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement and if no Default or Event of Default has occurred and is then continuing, the Borrower may, at its option, place any amounts which it would otherwise be used to prepay LIBOR Rate Loans on a day other than the last day of the Interest Period(s) therefor in an interest-bearing account pledged to the Agent for the benefit of the Lenders until the end of such Interest Period(s) at which time such pledged amounts will be applied to prepay such LIBOR Rate Loans.

     1.8 MANDATORY PREPAYMENTS OF LOANS. The Borrower shall repay to the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date, all accrued and unpaid interest and all other amounts due and payable hereunder and under the other Loan Documents.

     1.9 FEES.

     (a) ARRANGEMENT FEE. The Borrower shall pay to the Agent for the Agent's own account, on the Closing Date, an arrangement fee in the amount of $200,000.

     (b) COMMITMENT FEE. From and after the execution and delivery of this Agreement, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee (the "Commitment Fee") in an amount equal to

          (i) the Aggregate Revolving Loan Commitment, less

          (ii) the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily face amount of the Letter of Credit Reserve during the preceding month,

multiplied by one-half of one percent (0.50%) per annum (or, after the GTCR Event has occurred, three-quarters of one percent (0.75%) per annum), such fee to be payable monthly in arrears on the first day of the month following the Closing Date and the first day of each month thereafter. The Commitment Fee provided in this subsection 1.9(b) shall accrue at all times after execution and delivery of this Agreement, including at any time during which one or more conditions in Article II hereof are not met.

     (c) LETTER OF CREDIT PARTICIPATION FEE. Borrower shall pay to Agent, for the ratable benefit of the Lenders having Revolving Loan Commitments, fees for each Lender Letter of Credit and each Letter of Credit Participation Agreement (the "Letter of Credit Participation Fee") for the period from and including the date of issuance of same to and excluding the date of expiration or termination, equal to the daily average face amount of Letter of Credit Participation Liability multiplied by three percent (3.00%) per annum (or, after the GTCR Event has occurred, three and one-quarter percent (3.25%) per annum); provided, however, at Agent's or Majority Lenders' option, while an Event of Default exists, such percent shall be increased to five percent (5.00%) per annum (or, after the GTCR Event has occurred, five and one-quarter percent (5.25%) per annum), such fees to be payable monthly in advance on the Closing Date and the first day of each month thereafter. Borrower shall also reimburse Agent for any and all out-of-pocket fees and expenses, if any, paid by Agent to the issuer of the letter of credit guarantied.

     1.10 PAYMENTS BY THE BORROWER. (a) All payments (including prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim, shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:30 a.m. (Chicago time) on the date specified herein. The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 10:30 a.m. (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the provisions set forth in the definition of "Interest Period" herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     (c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full as and when required hereunder, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Agent's cost of funds.

     1.11 PAYMENTS BY THE LENDERS TO THE AGENT. (a) Unless the Agent shall have received notice from a Lender on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Lender will not make available to the Agent as and when required hereunder for the account of the Borrower the amount of that Lender's Commitment Percentage of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the applicable Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Agent's cost of funds for and determined as of each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection 1.11(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

     (b) The failure of any Lender to make any Loan on any date of Borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing. Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Commitment Percentage of any Revolving Loan made after any acceleration of the Obligations with respect to any draw on any Lender Letter of Credit or any payment made under any Letter of Credit Participation Agreement.

     1.12 DISBURSEMENTS OF ADVANCES; SETTLEMENTS AMONG AGENT AND LENDERS; PAYMENTS OF INTEREST AND FEES; DISGORGEMENT OBLIGATIONS. (a) The Revolving Loan balance may fluctuate from day to day through the Agent's disbursement of funds to, and receipt of funds from, the Borrower. In order to minimize the frequency of transfers of funds between the Agent and each Lender, Revolving Loan advances and payments will be settled according to the procedures described in this
Section 1.12. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by the Agent to the Borrower will commence on the date such advances are made by the Agent. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

     (b) On the second Business Day of each week, or more frequently (including daily) if the Agent so elects (each such day being a "Settlement Date"), the Agent will advise each Lender by telephone, telex or telecopy of the amount of each such Lender's Commitment Percentage of the Revolving Loan balance as of the close of business of the second Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's share of the Revolving Loan balance to equal such Lender's Commitment Percentage of the Revolving Loan Obligations as of any Settlement Date, such Lender will pay to the Agent, or the Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other's account not later than 2:00 p.m. Chicago time on the Business Day following the Settlement Date.

     (c) Notwithstanding the foregoing, the Agent, at its option, may elect to require that each Lender provide funds in connection with any requested Borrowing hereunder on the scheduled Borrowing date, and in such event the Agent shall advise each Lender by telephone, telex or telecopy of the amount to be funded by such Lender no later than one (1) Business Day prior to the Borrowing date applicable thereto, and each such Lender shall pay to the Agent such Lender's Commitment Percentage of the Borrowing in same day funds by wire transfer to the Agent's account not later than 10:30 a.m. Chicago time on such Borrowing date.

     (d) For purposes of this subsection 1.12(d), the following terms will have the meanings indicated:

                  "COMMITMENT FEE RATIO" means a number calculated by dividing the total amount of Commitment Fees received by the Agent during the immediately preceding calendar month by the total amount of Commitment Fees due from the Borrower during the immediately preceding month.

                  "DAILY LOAN BALANCE" means, as to any Lender and any particular Loan, an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by the Agent to a Lender on such Loan from and including the Closing Date through and including such calendar day from (ii) the cumulative principal amount on such Loan advanced by such Lender to the Agent on that Loan from and including the Closing Date through and including such calendar day.

                  "DAILY INTEREST RATE" means, as to any Loan, an amount calculated by dividing the interest rate payable on such Loan, determined pursuant to Section 1.3, as of each calendar day by three hundred and sixty (360).

                  "DAILY INTEREST AMOUNT" means, as to any Loan, an amount calculated by multiplying the Daily Loan Balance of a Loan by the Daily Interest Rate applicable to such Loan.

                  "INTEREST RATIO" means, as to any Loan, a number calculated by dividing the total amount of the interest on such Loan received by the Agent during the immediately preceding calendar month by the total amount of interest on that Loan due from the Borrower during the immediately preceding month.

                  "LETTER OF CREDIT PARTICIPATION FEE RATIO" means a number calculated by dividing the total amount of Letter of Credit Participation Fees received by the Agent during the immediately preceding calendar month by the total amount of Letter of Credit Participation Fees due from the Borrower during the immediately preceding month.

On the first Business Day of each month (each, an "Interest Settlement Date"), the Agent will advise each Lender by telephone, telex or telecopy of the amount of such Lender's Commitment Percentage of interest and fees on each Loan as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, the Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance) not later than 2:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender's Commitment Percentage of:

                  (A) interest on each Loan in which such Lender has a Commitment received by the Agent during the immediately preceding month, calculated by (1) adding together the Daily Interest Amounts for each such Loan for each calendar day of the preceding month and (2) multiplying the total thereof by the Interest Ratio for that Loan for such month; and

                  (B) Commitment Fees in respect of such Lender's Commitment Percentage of the Revolving Loan received by the Agent during the immediately preceding month, calculated by (1) multiplying the total amount of all Commitment Fees payable by the Borrower for such calendar month by the Commitment Fee Ratio for such month, and (2) multiplying the result thereof by the Lender's Commitment Percentage of the aggregate Revolving Loan Commitment in effect during such immediately preceding month; and

                  (C) Letter of Credit Participation Fees in respect of such Lender's Commitment Percentage of the Revolving Loan received by the Agent during the immediately preceding month, calculated by (1) multiplying the total amount of all Letter of Credit Participation Fees payable by the Borrower for such calendar month by the Letter of Credit Participation Fee Ratio for such month, and (2) multiplying the result thereof by the Lender's Commitment Percentage of the aggregate Revolving Loan Commitment in effect during such immediately preceding month.

     (e) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, the Agent shall be entitled to recover such amount from such Lender, without setoff, counterclaim or deduction of any kind. If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion of such payment to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest thereon at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

     1.13 SECURITY. All obligations of the Borrower under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.


                        ARTICLE II - CONDITIONS PRECEDENT

     2.1 CONDITIONS OF INITIAL LOANS. The obligation of each Lender to make its initial Loan and of the Agent to issue the initial Lender Letter of Credit or Letter of Credit Participation Agreement hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Lender and (except for the Notes and any instruments or documents which are Pledged Collateral) in sufficient counterparts for each Lender, duly executed by all parties thereto:

     (a) CREDIT AGREEMENT AND NOTES. This Agreement executed by the Borrower, the Agent and each of the Lenders and the Notes executed by the Borrower;

     (b) SECRETARY'S CERTIFICATES; RESOLUTIONS; INCUMBENCY. A certificate of the Secretary or Assistant Secretary of the Borrower, and each Subsidiary of the Borrower which is a party to any Loan Documents, certifying:

                           (i) the names and true signatures of the officers of the Borrower and each such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder; and

                           (ii) Copies of the resolutions of the board of directors of the Borrower and each such Subsidiary approving and authorizing the execution, delivery and performance by the Borrower or such Subsidiary of this Agreement and the other Loan Documents to be executed or delivered by it hereunder;

     (c) ARTICLES OF INCORPORATION; BY-LAWS AND GOOD STANDING. Each of the following documents:

          (i) the articles or certificate of incorporation of the Borrower and each Subsidiary of the Borrower which is party to any Loan Documents as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the Borrower or such Subsidiary as of a recent date, and the bylaws of the Borrower and each such Subsidiary as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower or such Subsidiary as of the Closing Date; and

          (ii) a good standing and, if available, tax good standing certificate for the Borrower and each Subsidiary of the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Borrower or such Subsidiary is qualified to do business as a foreign corporation as of a recent date;

     (d) COLLATERAL DOCUMENTS. The Collateral Documents, executed by the Borrower and each Subsidiary, as applicable, in appropriate form for recording, where necessary, together with:

          (i) acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Lenders, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Lenders in accordance with applicable law;

          (ii) written advice relating to such Lien and judgment searches as the Agent shall have requested of the Borrower and each Subsidiary, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

          (iii) all certificates and instruments representing the Pledged Collateral, irrevocable proxies and stock transfer powers executed in blank or other executed endorsements satisfactory to the Agent, with signatures guaranteed as the Agent may require;

          (iv) evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

          (v) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

          (vi) if required by the Agent, flood insurance and earthquake insurance on terms satisfactory to the Agent; and

          (vii) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Agent shall be granted a Lien for the benefit of the Lenders, as requested by the Agent;

     (e) LEGAL OPINIONS. Such opinions of counsel to the Borrower and its Subsidiaries, addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to Agent;

     (f) PAYMENT OF FEES. The Borrower shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent;

     (g) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

          (i) the representations and warranties contained in Article III hereof are true and correct on and as of the Closing Date or such other date as indicated in such representations and warranties, as though made on and as of such date;

          (ii) no Default or Event of Default exists or would result from the initial Borrowing or issuance of the initial Lender Letter of Credit or Letter of Credit Participation Agreement; and

          (iii) there has occurred since December 31, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

     (h) FINANCIAL STATEMENTS. Copies of all of the financial statements of the Borrower and its Subsidiaries referred to in Section 3.11 together with pro forma financial statements giving effect to the transactions contemplated hereby and by the Related Agreements, certified by a Responsible Officer;

     (i) INSURANCE POLICIES. Standard lenders' loss payable endorsements in favor of the Agent with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower and its Subsidiaries in accordance with Section 4.6 and endorsements to all liability insurance policies naming the Agent and the Lenders as additional insureds thereunder;

     (j) ENVIRONMENTAL REVIEW. At Agent's request, an environmental site assessment with respect to any real property as to which the Agent is granted a Lien for the benefit of the Lenders, if any, dated as of a recent date prior to the Closing Date, prepared by a qualified firm acceptable to the Agent and the Lenders, stating, among other things, that such real property is free from Hazardous Materials and that operations conducted thereon are in compliance with all Environmental Laws;

     (k) DUE DILIGENCE. Evidence of completion to the satisfaction of the Agent of such investigations, reviews and audits with respect to the Borrower and the transactions contemplated by the Related Agreements as the Agent or any Lender may deem appropriate;

     (l) ACCOUNTANTS' REVIEW. An accountants' review of the books and records of the Borrower and its Subsidiaries prepared by Ernst & Young, dated September 1996 and entitled Due Diligence Report;

     (m) INSURANCE REVIEW. A review of the Borrower's and its Subsidiaries' insurance coverages, prepared by a qualified firm acceptable to the Agent, dated as of a recent date prior to the Closing Date and otherwise in form and substance satisfactory to the Agent;

     (n) AVAILABILITY CERTIFICATE. A duly completed Availability Certificate setting forth the availability as of a date not more than five (5) days prior to the Closing Date;

     (o) RELATED TRANSACTIONS. The Related Transactions shall have closed in the manner contemplated by the Related Agreements and shall otherwise be in form and substance satisfactory to the Agent;

     (p) PRIOR INDEBTEDNESS. A payoff letter from each lender of any Prior Indebtedness in form and substance satisfactory to the Agent, together with such UCC-3 termination statements, releases of Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of such lenders securing Prior Indebtedness which is to be paid off on the Closing Date as the Agent may reasonably request, duly executed and in form and substance satisfactory to the Agent;

     (q) SUBORDINATION. Subordination agreements with each holder of Indebtedness, other than Prior Indebtedness, in form and substance satisfactory to Agent; and

     (r) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Lender may request.

     2.2 CONDITIONS TO ALL BORROWINGS. The obligation of each Lender to make any Loan and of the Agent to issue any Lender Letter of Credit or Letter of Credit Participation Agreement, or to continue or convert any Loan hereunder, is subject to the satisfaction of the following conditions precedent on the relevant borrowing or continuation or conversion date:

     (a) NOTICE OF BORROWING OR CONTINUATION/CONVERSION. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable, in accordance with Section 1.5 or Section 1.6;

     (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Borrower contained in Article III shall be true and correct on and as of such Borrowing, or continuation or conversion date with the same effect as if made on and as of such Borrowing or continuation or conversion date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

     (c) OWNERSHIP BY GTCR. GTCR shall directly own and control at least 60% of the number of shares of capital stock of Borrower (i) owned by GTCR on the Closing Date plus (ii) acquired by GTCR after the Closing Date (without double counting any shares of capital stock which have been converted from preferred stock to common stock), in each case free and clear of all liens, claims and encumbrances; and

     (d) NO EXISTING DEFAULT. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Continuation/ Conversion submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice or application and as of the date of each Borrowing or continuation or conversion, as applicable, that the conditions in Section 2.2 are satisfied.

     2.3 CONDITIONS TO CERTAIN REVOLVING LOANS. In the event the proceeds of the Revolving Loan are to be used to finance all or a portion of the purchase price of an Acquisition, the obligations of each Lender to make such Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing date:

     (a) EVIDENCE OF PERFECTED FIRST PRIORITY SECURITY INTEREST. With respect to the Target acquired or court reporting business/company financed with the proceeds of a Revolving Loan, and prior to the funding of such Loan, Agent shall have been granted, for the benefit of Lenders, a first priority lien on and security interest in such Target (including any equity security acquired by Borrower or any of its Subsidiaries), or court reporting business/company, and shall have received evidence of the proper filing in all required filing offices of duly executed UCC financing statements or amendments to existing financing statements with respect to such Target, in form and substance satisfactory to Agent and perfecting the first priority security interest of Agent for the benefit of Lenders, in such property. In the event real property is being acquired in connection with such Acquisition, Agent shall have received a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an ALTA lender's title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority lien on the respective property, free and clear of all defects, encumbrances and Liens, other than Permitted Liens. In addition, Agent shall have received then current surveys, certified by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception. In the event the Acquisition is structured as a stock purchase, or other purchase of equity securities, the Person so acquired shall be required to guaranty the Obligations and pledge all of its assets to secure such guaranty.

     (b) APPROVAL. Majority Lenders shall have approved such Acquisition in accordance with Section 5.17;

     (c) AVAILABILITY CERTIFICATE. Agent shall have received an Availability Certificate as required pursuant to subsection 4.2(d) and, after giving effect to such Loan, the outstanding principal balance of Revolving Loans does not exceed the Maximum Revolving Loan Balance; and

     (d) ADDITIONAL DOCUMENTATION.

          (i) Agent shall have received complete executed or conformed copies of each document, instrument and agreement executed in connection with such Acquisition (collectively, "Acquisition Documents"), all of which shall be subject to Lenders' review and approval;

          (ii) such Acquisition Documents shall be in full force and effect and no material term or condition thereof shall have been amended, modified or waived after the execution thereof (other than solely to extend the date by which the Acquisition is required to occur) except with the prior written consent of Majority Lenders;

          (iii) none of the parties to any of such Acquisition Documents shall have failed to perform any material obligation or covenant required to be performed or complied with on or before the date of Borrowing; and

          (iv) Agent shall have received, for the benefit of Lenders, a collateral assignment of the seller's representations, warranties and indemnities to Borrower under the Acquisition Documents.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

     3.1 CORPORATE EXISTENCE AND POWER. The Borrower and each of its
Subsidiaries:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

     (c) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

     (d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     3.2 CORPORATE AUTHORIZATION; NO CONTRAVENTION. (a) The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement, and any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (i) contravene the terms of any of that Person's Organization
     Documents;

          (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

          (iii) violate any Requirement of Law.

     (b) SCHEDULE 3.2 sets forth the authorized capital stock of Borrower and each of its Subsidiaries. All issued and outstanding shares of capital stock of Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable. To the best of Borrower's knowledge, all capital stock of Borrower owned by GTCR, Investor Stockholders and Management Stockholders is owned by GTCR, Investor Stockholders, Management Stockholders and Borrower, as applicable, free and clear of all Liens. All of the outstanding capital stock of Borrower's Subsidiaries is owned by Borrower, free and clear of all Liens other than those in favor of Agent, for the benefit of Lenders. All shares of capital stock of Borrower and each of its Subsidiaries were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The outstanding capital stock of Borrower's Subsidiaries is owned by Borrower. As of the Closing Date, the capital stock of Borrower owned by GTCR, Investor Stockholders and Management Stockholders is owned of record by such Persons in the amounts set forth on Schedule 3.2. Except as set forth on
Schedule 3.2, to the best of Borrower's knowledge there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of any such entity.

     3.3 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement, any other Loan Document or Related Agreement.

     3.4 BINDING EFFECT. This Agreement and each other Loan Document and Related Agreement to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and each Subsidiary which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     3.5 LITIGATION. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective Properties which:

                  (a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

                  (b) if determined adversely to the Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     3.6 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or the grant or perfection of the Agent's Liens on the Collateral. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.1(e).

     3.7 ERISA COMPLIANCE. (a) Schedule 3.7 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans. Borrower and each of its Subsidiaries is in compliance with all requirements of each Plan, and each Plan complies with and is operated in compliance with all applicable provisions of law in all respects. Each Qualified Plan and each related trust has been determined by the IRS to qualify and will continue to qualify under, and be exempt from tax under, the IRC. Nothing has occurred or will be permitted to occur which would cause the loss of such qualification or tax-exempt status. All required contributions have been and will be made in accordance with the provisions of each Plan, and with respect to Borrower or any ERISA Affiliate, there are and will be no Unfunded Pension Liabilities or Withdrawal Liabilities. Neither Borrower nor any ERISA Affiliate has engaged or will engage in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA.

     (b) No ERISA Event has occurred or is expected to occur with respect to any Plan. No liability under any Title IV Plan has been or will be funded, nor has such obligation been (nor will it be) satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

     (c) Except as specifically disclosed in Schedule 3.7, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment.

     (d) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code. No member of the Controlled Group has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

     3.8 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. Neither the Borrower nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     3.9 TITLE TO PROPERTIES. The Borrower and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     3.10 TAXES. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

     3.11 FINANCIAL CONDITION. (a) Each of (i) the audited consolidated annual financial statements of financial condition of the Borrower and its Subsidiaries dated December 31, 1995, and the related audited consolidated statements of income, shareholders' equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated financial statements of Borrower and its Subsidiaries dated September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended:

                  (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures;

                  (y) present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby; and

                  (z) except as specifically disclosed in Schedule 3.11, show all material indebtedness and other liabilities, direct or contingent of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         (b)  Since December 31, 1995, there has been no Material Adverse
Effect.

     3.12 ENVIRONMENTAL MATTERS. The on-going operations of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws.

     3.13 COLLATERAL DOCUMENTS. All representations and warranties of the Borrower, any of its Subsidiaries or any other party to any Collateral Document (other than the Agent and/or any Lender) contained in the Collateral Documents are true and correct.

     3.14 REGULATED ENTITIES. None of the Borrower, any Person controlling the Borrower, or any Subsidiary of the Borrower, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     3.15 NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     3.16 SOLVENCY. The Borrower and each of its Subsidiaries, other than Esq. Com CSD, Inc. for which no representation is hereby made, is Solvent.

     3.17 LABOR RELATIONS. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority.

     3.18 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. Schedule 3.18 identifies all United States and foreign patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by Borrower or any of its Subsidiaries on the Closing Date after giving effect to the Related Transactions, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 3.18, as of the Closing Date, Borrower and its Subsidiaries are the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights encumbrances or burdens, the intellectual property referred to in Schedule 3.18 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Borrower's and its Subsidiaries' businesses as being operated on the Closing Date after giving effect to the Related Transactions. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.18 is in full force and effect except to the extent the failure to be in effect will not have a Material Adverse Effect. Except as set forth in Schedule 3.18, to the best knowledge of Borrower, as of the Closing Date (a) none of the present or contemplated products or operations of Borrowers or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting Borrower or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which will not have a Material Adverse Effect.

     3.19 SUBSIDIARIES. The Borrower has no Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in
Schedule 3.19.

     3.20 BROKERS' FEES; TRANSACTION FEES. Neither the Borrower nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

     3.21 INSURANCE. The Properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or such Subsidiary operates. A true and complete listing of such insurance, including, issuers, coverages and deductibles, has been provided to the Agent.

     3.22 FULL DISCLOSURE. None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                       ARTICLE IV - AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     4.1 FINANCIAL STATEMENTS. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure). The Borrower shall deliver to the Agent in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for each Lender:

     (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG Peat Marwick or another nationally-recognized independent public accounting firm acceptable to the Agent which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Borrower's or any Subsidiary's records; and

     (b) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (other than March, June, September and December) and not later than forty-five (45) days after the end of each March, June, September and December, (i) a copy of the unaudited consolidated and consolidating balance sheets of the Borrower and each of its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows, and (ii) without duplication of the statements required to be delivered pursuant to clause (i) above, a copy of unaudited statements of income and cash flows with respect to each court reporting business/company as of the end of such month and for the portion of the fiscal year then ended, in each instance in clause (i) and (ii), all certified by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Borrower and the Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.

     4.2 CERTIFICATES; BORROWING BASE CERTIFICATES; OTHER INFORMATION. The Borrower shall furnish to the Agent, with sufficient copies for each Lender:

     (a) concurrently with the delivery of the annual financial statements referred to in subsection 4.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a certificate of a Responsible Officer
(i) stating that, to the best of such officer's knowledge, the Borrower, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Article VI hereof;

     (c) promptly after the same are sent, copies of all financial statements and reports which the Borrower sends to its shareholders; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

     (d) (i) as soon as available and in any event within thirty (30) days after the end of each calendar month, and at such other times at the Agent may require, and (ii) not later than ten (10) Business Days prior to the consummation of an Acquisition (whether or not such Acquisition is to be financed, in whole or in part, with proceeds of Loans), an Availability Certificate, certified by a Responsible Officer, as at the end of the most-recently ended fiscal month or as at such other date as the Agent may reasonably require;

     (e) together with each delivery of financial statements pursuant to subsection 4.1(b) for the months of March, June, September and December, a management report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Borrower and its Subsidiaries for the quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered to the Agent pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;

     (f) intentionally omitted;

     (g) as soon as available and in any event no later than the last day of each fiscal year of the Borrower, projections of the Borrower's (and its Subsidiaries') consolidated and consolidating financial performance for the forthcoming fiscal year on a month by month basis;

     (h) annually, concurrently with the Borrower's delivery of the projections under subsection 4.2(g), the Borrower shall supplement in writing and deliver to the Agent revisions of and supplements to Schedules 3.5, 5.1, 5.5 and 5.9 hereto to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Agent or any Lender or a cure of any Default or Event of Default resulting in connection with the matters disclosed;

     (i) promptly upon receipt thereof, copies of any reports submitted by the Borrower's certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Borrower made by such accountants, including any comment letters submitted by such accountants to management of the Borrower in connection with their services; and

     (j) promptly, such additional business, financial, corporate affairs and other information as the Agent, at the request of any Lender, may from time to time reasonably request.

     4.3 NOTICES. The Borrower shall promptly notify the Agent and each Lender of any of the following, promptly (and in no event later than three (3) Business Days after the Borrower's becoming aware thereof):

     (a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default, and any event or circumstance that would cause the condition to Borrowing set forth in subsection 2.2(b) not to be satisfied if a Borrowing were requested on or after the date of such event or circumstance;

     (b) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect;

     (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which could result in a Material Adverse Effect;

     (d) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary (i) in which the amount of damages claimed is $250,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

     (e) any of the following if the same could reasonably be expected to have or involve a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

     (f) of any of the following if the same could reasonably be expected to have or involve a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any member or its Controlled Group with respect to such event:

          (i) an ERISA Event;

          (ii) the adoption of any new Plan that is subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

          (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

          (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

     (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Lenders pursuant to this Agreement;

     (h) of any change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries; and

     (i) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Subsidiaries if the same could have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

     4.4 PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower shall, and shall cause each of its Subsidiaries to:

     (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation except in connection with transactions permitted by Section 5.3;

     (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2;

     (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

     (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     4.5 MAINTENANCE OF PROPERTY. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     4.6 INSURANCE. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability and property and casualty insurance, which amounts shall not be reduced by the Borrower in the absence of thirty (30) days' prior notice to the Agent and business interruption insurance in an amount not less than $1,000,000. All property damage and casualty insurance shall name the Agent as loss payee/mortgagee, all liability insurance shall name the Agent and the Lenders as additional insureds and all business interruption insurance shall name Agent as assignee. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 4.6.

     4.7 PAYMENT OF OBLIGATIONS. The Borrower shall, and shall cause its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

     (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

     (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property;

     (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and

     (d) all obligations under any Contractual Obligation, including the Related Agreements.

     4.8 COMPLIANCE WITH LAWS. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except such as may be contested in good faith by appropriate proceedings without risk of loss of any Collateral and as to which a bona fide dispute exists and appropriate reserves have been established on the Borrower's financial statements.

     4.9 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Borrower shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent (once a year at the expense of Borrower), or any Lender (at such Lender's expense), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

     4.10 USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans solely as follows: (a) to repay the Prior Indebtedness, (b) to finance a portion of the purchase price of Acquisitions permitted hereunder, and (c) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

     4.11 SOLVENCY. The Borrower shall at all times be, and shall cause each of its Subsidiaries (other than Esq. Com CSD, Inc.) to be, Solvent.

     4.12 FURTHER ASSURANCES. (a) The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

     (b) Promptly upon request by the Agent, the Borrower shall (and shall cause any of its Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, including causing any Subsidiary to guaranty the Obligations and to grant to Agent, for the benefit of Lenders, a security interest in all assets of such Subsidiary to secure such guaranty, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.



                         ARTICLE V - NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     5.1 LIMITATION ON LIENS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

     (a) any Lien (other than Liens on the Collateral) existing on the Property of the Borrower or its Subsidiaries on the Closing Date and set forth in
Schedule 5.1 securing Indebtedness outstanding on such date and permitted by
Section 5.5;

     (b) any Lien created under any Loan Document;

     (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 4.7, provided that no Notice of Lien has been filed or recorded under the Code;

     (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

     (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation;

     (f) Liens (other than Liens on the Collateral) consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $100,000;

     (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

     (h) Purchase money security interests on any Property acquired or held by the Borrower or its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property; and

     (i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d).

     5.2 DISPOSITION OF ASSETS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

     (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

     (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

     (c) dispositions of court reporting businesses/companies not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) EBIDAT of the court reporting businesses/companies so sold by the Borrower and its Subsidiaries, together, shall not exceed, in the aggregate, in any fiscal year ten percent (10%) of EBIDAT for the twelve (12) month period ending on the last day of the most recent month for which Agent has received financial statements.

     5.3 CONSOLIDATIONS AND MERGERS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

     (a) any Subsidiary of the Borrower may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries of the Borrower, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

     (b) any Subsidiary of the Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Wholly-Owned Subsidiary of the Borrower.

     5.4 LOANS AND INVESTMENTS. The Borrower shall not purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:

     (a) investments in Cash Equivalents;

     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business;

     (c) extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries of the Borrower;

     (d) additional purchases of or investments in the stock of Subsidiaries, Joint Ventures or the capital stock, assets, obligations or other securities of or interest in other Persons not exceeding, in the aggregate, $250,000 as to all such purchases and investments;

     (e) Acquisitions permitted hereunder; and

     (f) the purchase, redemption or other acquisition of Borrower's capital stock pursuant to Section 5.12.

     5.5 LIMITATION ON INDEBTEDNESS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (a) Indebtedness incurred pursuant to this Agreement;

     (b) Indebtedness consisting of Contingent Obligations permitted pursuant to
Section 5.8;

     (c) Indebtedness existing on the Closing Date and set forth in Schedule
5.5;

     (d) Indebtedness not to exceed $750,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by purchase money Liens permitted by subsection 5.1(h);

     (e) unsecured Subordinated Indebtedness incurred in connection with Acquisitions permitted hereunder; provided (i) the holder of such Subordinated Indebtedness enters into a subordination agreement in form and substance satisfactory to Majority Lenders; and (ii) no Default or Event of Default shall exist or shall result from the incurrence of such Subordinated Indebtedness; and

     (f) other Indebtedness not exceeding in the aggregate at any time outstanding $300,000.

     5.6 TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

     (a) as expressly permitted by this Agreement;

     (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary; or

     (c) the payment of reasonable salaries and expenses of officers of Borrower and de minimis fees and expenses of directors of Borrower, in each case for actual services rendered in the Ordinary Course of Business;

and, in each case (a) and (b), upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to Agent.

     5.7 MANAGEMENT FEES AND COMPENSATION. Except as permitted by Section 5.6, Borrower shall not, and shall not permit any of its Subsidiaries to pay any management, consulting or similar fees to any Affiliate of the Borrower or to any officer, director or employee of the Borrower or any of its Subsidiaries or any Affiliate of the Borrower.

     5.8 USE OF PROCEEDS. The Borrower shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirements of Law.

     5.9 CONTINGENT OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

     (a) endorsements for collection or deposit in the Ordinary Course of Business;

     (b) Rate Contracts entered into in the Ordinary Course of Business; and

     (c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 5.9.

     5.10 COMPLIANCE WITH ERISA. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to:

     (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Borrower or any ERISA Affiliate;

     (b) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material liability to any member of the Borrower or any ERISA Affiliate;

     (c) make a complete or partial withdrawal (within the meaning of ERISA
Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate;

     (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to Borrower or any ERISA Affiliate; or

     (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

     5.11 OPERATING LEASE OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any Property under lease or agreement to lease (other than Capital Leases) if the aggregate annual rental payments for any one such operating lease shall exceed $800,000 in any fiscal year of the Borrower.

     5.12 RESTRICTED PAYMENTS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, (b) purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding or (c) make any payment or prepayment of principal of, premium, if any, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (a), (b) and (c) are referred to as "Restricted Payments"); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that the Borrower may:

          (i) declare and make dividend payments or other distributions payable solely in its common stock;

          (ii) purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire any such shares; provided (x) at the time of, and on a proforma basis after giving effect to, such purchase, redemption or acquisition, no Default or Event of Default shall exist and
     (y) the aggregate amount of purchases, redemptions and acquisitions shall not exceed $1,000,000 (A) from the Closing Date to and including December 31, 1996 and (B) for any fiscal year thereafter;

          (iii) pay dividends on its Series A Convertible Preferred Stock at the rate of 6% per annum on the liquidation value thereof, and if an "Event of Noncompliance" (as defined in the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of such stock) has occurred, then at a rate of 8% per annum on the liquidation value thereof, provided in each case that at the time of, and on a proforma basis after giving effect to, such payment, no Default or Event of Default exists; and

          (iv) make scheduled payments of principal and interest with respect to Subordinated Indebtedness permitted hereunder, as required in accordance with the terms thereof, but only, in each instance, subject to the subordination provisions contained in the agreement evidencing such Indebtedness or other subordination agreement executed in connection therewith, provided at the time of, and on a pro forma basis after giving effect to, such payment, no Default or Event of Default exists.

     5.13 CHANGE IN BUSINESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

     5.14 CHANGE IN STRUCTURE. Except as expressly permitted under Section 5.3, the Borrower shall not and shall not permit any of its Subsidiaries to, make any changes in its equity capital structure (including in the terms of its outstanding stock), or amend its certificate of incorporation or by-laws if such change or amendment could reasonably be expected to have a Material Adverse Effect.

     5.15 ACCOUNTING CHANGES. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

     5.16 AMENDMENTS TO RELATED AGREEMENTS. The Borrower shall not (i) amend, modify, supplement, waive or otherwise modify any provision of, the Related Agreements the effect of which could reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under the Related Agreements that could reasonably be expected to have a Material Adverse Effect.

     5.17 ACQUISITIONS.

     (a) When Borrower or any of its Subsidiaries desires to make an Acquisition, Borrower shall deliver, or cause to be delivered, to Agent and each Lender an acquisition summary with respect to the Target and such potential Acquisition, such summary to include a reasonably detailed description of the Target, its business (including financial information) and operating results (including financial statements), the scope and results of Borrower's due diligence inspections and investigations and the terms and conditions, including economic terms, of the proposed Acquisition. Borrower will not consummate and will not permit any Subsidiary to consummate any Acquisition without the prior written consent of Majority Lenders if (i) the sum of the gross purchase price (including the value of any non-cash component thereof and non-compete payments) to be paid for the Target and all closing costs to be paid by Borrower and its Subsidiaries is greater than $1,000,000 or (ii) the aggregate gross purchase price (including the value of any non-cash component thereof and non-compete payments) of all Acquisitions during the fiscal year in question equals or exceeds $5,000,000.

     (b) It is understood and agreed that each Lender's decision to consent to an Acquisition shall be based upon such Lender's evaluation and approval of the business and financial condition of the Target and review and approval of the Acquisition Documents in connection with the proposed Acquisition.

     (c) Within five (5) Business Days after receipt of the summary, Agent will notify Borrower if it or any Lender reasonably requires any additional information with respect to the proposed Acquisition and the Target which is the subject thereof. No later than the later of (x) ten (10) Business Days after Agent's receipt of the acquisition summary and additional information as Agent or any Lender shall reasonably request if the amount of the Revolving Loan to finance such Acquisition is less than $5,000,000 and (y) twenty (20) Business Days after such receipt if the amount of the Revolving Loan so required is $5,000,000 or more, Agent will notify Borrower, in writing, whether or not Majority Lenders approve or disapprove of the proposed Acquisition on the terms set forth in the acquisition summary. Any failure on the part of Majority Lenders either to approve or disapprove, in writing, the proposed Acquisition within said ten (10) or twenty (20) Business Day period, as applicable, shall constitute disapproval by Majority Lenders of such Acquisition on the terms and conditions set forth in the acquisition summary. If there is any material change to the terms of the proposed Acquisition or any adverse change to the Target which is the subject of such proposed Acquisition, Borrower shall notify Agent of the same and further approval will be required, which approval will be granted or denied within five (5) Business Days of receipt of written notice of such material change. Any failure on the part of Majority Lenders either to approve or disapprove within said five (5) Business Day period shall constitute Majority Lenders' disapproval.

     (d) The foregoing provisions do not impair, vitiate or affect the conditions to Lenders' obligations to fund Loans as provided in Article II of this Agreement.


                        ARTICLE VI - FINANCIAL COVENANTS


     6.1 CAPITAL EXPENDITURES. The Borrower and its consolidated Subsidiaries shall not make or commit to make Capital Expenditures (a) for the period from the Closing Date to December 31, 1996 in excess of $250,000, (b) for fiscal year 1997 in excess of $600,000, and (c) in any fiscal year thereafter in excess of $500,000 (the "Capital Expenditure Limitation"); provided, however, in the event Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, Borrower and its Subsidiaries may carry forward to the immediately succeeding fiscal year 100% of the unutilized portion.

     6.2 LEVERAGE RATIO. The Borrower shall not permit its Leverage Ratio as determined as of the end of any fiscal quarter, beginning with the quarter ending December 31, 1996, to be greater than 5.5.

     6.3 INTEREST COVERAGE RATIO. The Borrower shall not permit its ratio of Cash Flow to Consolidated Net Interest Expense as determined as of the last day of any fiscal quarter, beginning with the quarter ending December 31, 1996, for the twelve months then ended to be less than 1.75.

     6.4 EBIDAT. The Borrower shall not permit EBIDAT (a) for the three months ending March 31, 1997 to be less than $500,000, (b) for the six months ending June 30, 1997 to be less than $1,500,000, (c) for the nine months ending September 30, 1997 to be less than $2,250,000, (d) for the twelve months ending December 31, 1997 to be less than $3,500,000 and (e) for the twelve months ending on the last day of each quarter thereafter to be less than the prior quarter's EBIDAT covenant level plus $50,000.



                         ARTICLE VII - EVENTS OF DEFAULT

     7.1 EVENT OF DEFAULT. Any of the following shall constitute an "Event of Default":

     (a) NON-PAYMENT. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of or interest on any Loan, including after maturity of the Loans, whether by acceleration or otherwise, or (ii) within five
(5) days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

     (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the Borrower or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c) SPECIFIC DEFAULTS. The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 4.1, 4.2(b), 4.2(d), 4.9 or Article V or Article VI hereof; or

     (d) OTHER DEFAULTS. The Borrower or, except as provided in subsection 7.1(m), any of its Subsidiaries fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the date upon which written notice thereof is given to the Borrower by the Agent or any Lender; or

     (e) CROSS-DEFAULT. The Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

     (f) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Borrower or any of its Subsidiaries (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

     (g) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Borrower or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

     (h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $250,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $250,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $250,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $250,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $250,000; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $250,000;
(ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose a member or members of the Controlled Group to monetary liability in excess of $250,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $250,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that involves a potential liability, net increase in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $250,000.

     (i) MONETARY JUDGMENTS. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $250,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty
(30) days after the entry thereof; or

     (j) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree shall be rendered against the Borrower or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (k) COLLATERAL. Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary of the Borrower party thereto or the Borrower or any Subsidiary of the Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof and other than the failure of Agent to take any action within its control) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens other than due to the failure of Agent to take any action within its control; or

     (l) OWNERSHIP. Subject to the provisions of Section 5.2(c) and 5.3, Borrower ceases to own 100% of the outstanding capital stock of each of David Feldman & Associates (U.S.A.), Ltd., Esquire Reporting Company, Inc., Pepper Services, Limited, Sarnoff Deposition Service, Inc., Esq. Com CSD, Inc., Esq. Com D.C., Inc. and any other wholly-owned Subsidiary acquired in an Acquisition permitted hereunder; or

     (l) SUBSIDIARY GUARANTY. A Subsidiary shall fail in any material respect to perform or observe any term, covenant or agreement in the guaranty executed by such Subsidiary, or any guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or Borrower or any of its Subsidiaries shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

     (n) INVALIDITY OF SUBORDINATION PROVISIONS. The subordination provisions of the subordination agreements delivered to Agent pursuant to Section 2.1(q) or any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Obligor a party thereto shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

     7.2 REMEDIES. If any Event of Default occurs, the Agent may, and shall at the request of the Majority Lenders:

     (a) declare the Commitment of each Lender to make Loans or issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) and (g) above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

     7.3 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     7.4 CASH COLLATERAL FOR LETTERS OF CREDIT. If an Event of Default has occurred and is continuing or this Agreement shall be terminated for any reason, then the Agent may demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and Borrower shall thereupon deliver to the Agent, to be held for the benefit of the Agent and the Lenders entitled thereto, an amount of cash equal to the amount of all outstanding Letters of Credit (determined in accordance with subsection 1.1(c) hereof) as additional collateral security for Borrower's Obligations in respect of any outstanding Letters of Credit. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of Borrower's Obligations in respect of any Lender Letters of Credit or Letter of Credit Participation Agreements. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent's name, for the benefit of the Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the Agent may, in its discretion, select.


                            ARTICLE VIII - THE AGENT

     8.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

     8.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     8.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

     8.4 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders (or, where an action or waiver need only be approved by the Majority Lenders, by the Majority Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders (or, where an action or waiver need only be approved by the Majority Lenders, by the Majority Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     8.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     8.6 CREDIT DECISION. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent.

     8.7 INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, upon demand therefor the Lenders shall indemnify the Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Agent) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. In addition, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 8.7, together with all related costs and expenses (including Attorney Costs). The obligation of the Lenders in this
Section 8.7 shall survive the payment of all Obligations hereunder.

     8.8 AGENT IN INDIVIDUAL CAPACITY. Antares and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and its Subsidiaries and Affiliates as though Antares were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans, Antares shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Antares in its individual capacity.

     8.9 SUCCESSOR AGENT. The Agent may resign as Agent upon thirty (30) days' prior notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may thereupon appoint a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation (or, if later, ten (10) days after the date upon which the Agent designates a successor agent), the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

     8.10 COLLATERAL MATTERS.

     (a) The Agent is authorized (but not required) on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

     (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any
Collateral:

          (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations then payable under this Agreement and under any other Loan Document;

          (ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;

          (iii) consisting of an instrument evidencing Indebtedness or of any other debt instrument, if the indebtedness evidenced thereby has been paid in full; or

          (iv) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in subsection 9.1(f).

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 8.10(b).

     (c) Each Lender agrees with and in favor of each other Lender (which agreement shall not be for the benefit of the Borrower or any of its Subsidiaries) that the Borrower's obligation to such Lender under this Agreement and the other Loan Documents shall be equally and ratably secured by any real property and/or other collateral now or hereafter securing any obligations of the Borrower or any of its Subsidiaries to such Lender, whether or not the same constitutes Collateral hereunder.


                           ARTICLE IX - MISCELLANEOUS

     9.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders, the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, the Borrower and acknowledged by the Agent, do any of the following:

     (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a)) or subject any Lender to any additional obligations;

     (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document;

     (c) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

     (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

     (e) amend this Section 9.1 or the definition of Majority Lenders or any provision providing for consent or other action by all Lenders; or

     (f) release all or substantially all of the Collateral except as otherwise may be provided in this Agreement or the other Loan Documents;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     9.2 NOTICES. (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) and mailed by certified or registered mail, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, if directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to each of the other parties hereto given in compliance herewith, or, if directed to any other party hereto, to such other address as shall be designated by such party in a written notice given in compliance herewith to the Borrower and the Agent.

     (b) All such communications shall be deemed to have been given or made (i) if delivered in person, when delivered, (ii) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time, otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, three (3) Business Days after deposited in the United States mail, certified or registered; except that notices pursuant to Article I or VII shall not be effective until actually received by the Agent.

     (c) The Borrower acknowledges and agrees that any agreement of the Agent and the Lenders in Article I hereof to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     9.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     9.4 COSTS AND EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall pay or reimburse:

     (a) Antares (including in its capacity as Agent) within five (5) Business Days after demand (except as otherwise provided in subsection 2.1(f)) for all costs and expenses incurred by Antares (including in its capacity as Agent) in connection with the development, preparation, syndication, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by Antares (including in its capacity as Agent) with respect thereto; provided, however, that Attorney Costs for each Acquisition after the Closing Date shall not exceed $20,000 plus out-of-pocket expenses unless otherwise agreed to by Agent and Borrower;

     (b) pay or reimburse each Lender and the Agent within five (5) Business Days after demand for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs, incurred by the Agent and/or any Lender; and

     (c) pay or reimburse Agent within five (5) Business Days after demand for all appraisal, audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Agent in connection with the matters referred to under subsections (a) and (b) of this Section 9.4.

     9.5 INDEMNITY. Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall indemnify, defend and hold harmless each Lender, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs):

     (a) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; and

     (b) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Mortgage in favor of the Agent or any Lender;

(all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

     No action taken by legal counsel chosen by the Agent or any Lender in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender. In no event shall any site visit, observation, or testing by the Agent or any Lender (or any contractee of the Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender. Neither the Agent nor any Lender owes any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Lender shall be obligated to disclose to the Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

     The obligations in this Section 9.5 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section 9.5 shall be paid within thirty (30) days after demand.

     9.6 MARSHALLING; PAYMENTS SET ASIDE. Neither the Agent nor any Lender shall be under any obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then:

     (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred; and

     (b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

     9.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.8 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

     9.8 ASSIGNMENTS, PARTICIPATIONS, ETC. (a) Any Lender may, with the written consent of the Agent and Borrower, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent or Borrower shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 or, if less, the entire Commitment of such Lender; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until:

          (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee;

          (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in form and substance reasonably satisfactory to Agent, such Lender and its Assignee (an "Assignment and Acceptance"); and

          (iii) the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of $3,000.

     (b) From and after the date that the Agent notifies the assignor Lender that the Agent has received and provided its consent with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee:

          (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents; and

          (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

     (c) Immediately upon the making of the processing fee payment to the Agent in respect of the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender to the same extent.

     (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that:

          (i) the Originating Lender's obligations under this Agreement shall remain unchanged;

          (ii) the Originating Lender shall remain solely responsible for the performance of such obligations;

          (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents;

          (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 9.1; and

          (v) the participation shall be in a minimum amount of $5,000,000 or, if less, the entire commitment of such Originating Lender.

In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

     (e) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Loans made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

     9.9 CONFIDENTIALITY. Each of the Agent and the Lenders shall maintain in confidence in accordance with its customary procedures for handling confidential information, all written information that Borrower or any of its Subsidiaries, or any of their authorized representatives, furnishes to the Agent or any Lender on a confidential basis clearly marked as such ("Confidential Information"), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by the Agent or any Lender of its obligations hereunder or that is or becomes available to the Agent or such Lender from a source other than Borrower or any of its Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Agent and each Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:

     (a) its directors, officers, trustees, partners, employees, agents, attorneys and professional consultants;

     (b) any other Lender and any successor Agent;

     (c) any Person to which such Lender offers to sell any Loan or any part thereof or interest or participation therein (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.9);

     (d) any Person from which such Lender offers to purchase any security of the Borrower or any of its Subsidiaries;

     (e) any federal or state regulatory authority or examiner, or any insurance industry association, including, without limitation, the National Association of Insurance Commissioners, regulating or having jurisdiction over the Agent or such Lender; and

     (f) any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation to which the Agent or such Lender is a party, or (iv) in connection with the enforcement of the rights and remedies of the Agent or the Lenders under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing.

     9.10 SET-OFF; SHARING OF PAYMENTS. In addition to any rights and remedies now or hereafter granted under applicable law, and not by way of limitation of any such rights or remedies, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower at any time and from time to time, with reasonably prompt subsequent notice to the Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived by the Borrower) to set off and to appropriate and to apply any and all

     (a) balances held by such Lender at any of its offices for the account of the Borrower or any of its Subsidiaries (regardless of whether such balances are then due to the Borrower or any of its Subsidiaries); and

     (b) other Property at any time held or owing by such Lender to or for the credit or for the account of the Borrower or any of its Subsidiaries;

against and on account of any and all Obligations which are not paid when due; except that no Lender shall exercise such right without the prior written consent of the Agent. Any Lender having a right to set off shall purchase for cash (and the other Lenders shall sell) participations in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share the benefit of such right of set-off with each other Lender in accordance with their respective pro rata shares of the Obligations. The Borrower agrees, to the fullest extent permitted by law, that (i) any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and may sell participations to other Lenders, and (ii) any Lender so purchasing a participation in the Obligations held by other Lenders may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation. The Borrower hereby grants to each Lender a security interest in all such deposits and other Property, whether now existing or hereafter arising, held by each Lender for the purposes set forth herein.

     9.11 AUTOMATIC DEBITS OF FEES. The Borrower hereby irrevocably authorizes the Agent to debit any deposit account of the Borrower with the Agent in such amounts as may be necessary with respect to any interest, Commitment Fee, Letter of Credit Participation Fee, facility fee, wire transfer fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, for itself or for the benefit of the Lenders, under the Loan Documents. Agent shall give Borrower prior notice of such debits with respect to Attorneys Costs. No such debit under this Section 9.11 shall be deemed a setoff.

     9.12 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     9.13 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Agent.

     9.14 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     9.15 CAPTIONS. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     9.16 INDEPENDENCE OF PROVISIONS. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

     9.17 INTERPRETATION. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Borrower and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in the preparation of such documents and agreements.

     9.18 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

     9.19 GOVERNING LAW AND JURISDICTION.

          (A) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (B) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

          (C) BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 9.3 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER REFUSES TO ACCEPT SERVICE, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     9.20 WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     9.21 ENTIRE AGREEMENT; RELEASE. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letter referenced in subsection 1.9(a), and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, verbal or written, relating to the subject matter of this Agreement and the other Loan Documents.


               ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

     10.1 TAXES. (a) Subject to subsection 10.1(g), any and all payments by the Borrower to each Lender or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

     (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

     (c) Subject to subsection 10.1(g), the Borrower shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date the Lender or the Agent makes written demand therefor.

     (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to subsection 10.1(g):

                  (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

                  (ii)  the Borrower shall make such deductions; and

                  (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

     (f) Each Lender which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) agrees that:

                  (i) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 9.8 after the Closing Date, the date upon which the Lender becomes a party hereto) deliver to the Borrower through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                  (ii) if at any time the Lender makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224, or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                  (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Lender and deliver to the Borrower through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Lender; and

                  (iv) it shall, promptly upon the Borrower's or the Agent's reasonable request to that effect, deliver to the Borrower or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

     (g) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 10.1(d) to any Lender for the account of any Lending Office of such Lender:

                  (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under subsection 10.1(f) in respect of such Lending Office;

                  (ii) if such Lender shall have delivered to the Borrower a Form 4224 in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                  (iii) if the Lender shall have delivered to the Borrower a Form 1001 in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

     (h) If, at any time, the Borrower requests any Lender to deliver any forms or other documentation pursuant to subsection 10.1(f)(iv), then the Borrower shall, on demand of such Lender through the Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

     (i) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection 10.1(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

     10.2 ILLEGALITY. (a) If any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until the Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

     (b) If a Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

     (c) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by the Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

     (d) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

     10.3 INCREASED COSTS AND REDUCTION OF RETURN. (a) If any Lender shall determine that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

     (b) If any Lender shall have determined that:

                  (i) the introduction of any Capital Adequacy Regulation;

                  (ii) any change in any Capital Adequacy Regulation;

                  (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

                  (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender, with any Capital Adequacy Regulation;

affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, upon demand of such Lender (with a copy to the Agent), the Borrower shall upon demand pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

     10.4 FUNDING LOSSES. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

     (a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

     (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

     (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

     (d) the prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

     (e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

     10.5 INABILITY TO DETERMINE RATES. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

     10.6 RESERVES ON LIBOR RATE LOANS. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen
(15) days' prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice. This covenant shall survive payment of all other Obligations.

     10.7 CERTIFICATES OF LENDERS. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

     10.8 SURVIVAL. The agreements and obligations of the Borrower in this
Article X shall survive the payment of all other Obligations.

     10.9 REPLACEMENT OF LENDER IN RESPECT OF INCREASED COSTS. Within forty-five
(45) days after receipt by the Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional costs as provided in subsections 10.1, 10.3 and 10.6, the Borrower may, at its option, notify the Agent and such Affected Lender of the Borrower's intention to obtain, at the Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to the Administrative Agent and the Agent. In the event the Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.


                            ARTICLE XI - DEFINITIONS

     11.1 DEFINED TERMS. The following terms are defined in the Sections or subsections referenced opposite such terms:

"Acquisition Documents"                                       2.3(d)
"Adjusted EBIDAT"                                             1.1(b)
"Affected Lender"                                             10.9
"Agent"                                                       Preamble
"Agreement"                                                   Preamble
"Assignee"                                                    9.8(a)
"Assignment and Acceptance"                                   9.8(a)(ii)
"Borrower"                                                    Preamble
"Capital Expenditure Limitation"                              6.1
"Commitment Fee"                                              1.9(b)
"Commitment Fee Ratio"                                        1.12(d)
"Confidential Information"                                    9.9
"Daily Interest Amount"                                       1.12(d)
"Daily Interest Rate"                                         1.12(d)
"Daily Loan Balance"                                          1.12(d)
"Event of Default"                                            7.1
"Excess Owner's Compensation"                                 1.1(b)
"Form 1001"                                                   10.1(f)
"Form 4224"                                                   10.1(f)
"Indemnified Person"                                          9.5
"Indemnified Liabilities"                                     9.5
"Interest Ratio"                                              1.12(d)
"Interest Settlement Date"                                    1.12(d)
"Lender"                                                      Preamble
"Lender Letter of Credit"                                     1.1(c)
"Letter of Credit Participation Agreement"                    1.1(c)
"Letter of Credit Participation Fee"                          1.9(b)
"Letter of Credit Participation Fee Ratio"                    1.12(d)
"Maximum Revolving Loan Balance"                              1.1(b)
"Originating Lender"                                          9.8(d)
"Other Taxes"                                                 10.1(b)
"Participant"                                                 9.8(d)
"Permitted Liens"                                             5.1
"Replacement Lender"                                          10.9
"Restricted Payments"                                         5.12
"Revolving Loan Commitment"                                   1.1(b)
"Revolving Loan"                                              1.1(b)
"Settlement Date"                                             1.12(b)
"Taxes"                                                       10.1(a)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, including a court reporting business, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower) provided that the Borrower or the Borrower's Subsidiary is the surviving entity.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Lender nor the Agent shall be deemed an "Affiliate" of the Borrower or of any Subsidiary of the Borrower.

     "Agent" means Antares in its capacity as agent for the Lenders hereunder, and any successor agent.

     "Agent-Related Persons" means Antares and any successor agent arising under
Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 9.2.

     "Aggregate Revolving Loan Commitment" or "Aggregate Commitment" means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $20,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

     "Antares" means Antares Leveraged Capital Corp., a Delaware corporation.

     "Applicable Margin" means with respect to LIBOR Rate Loans and Base Rate Loans, respectively, the applicable LIBOR margin or Base Rate margin (which margins shall be increased by .25% after the occurrence of the GTCR Event) in effect from time to time determined based upon the applicable Leverage Ratio, Senior Leverage Ratio and Adjusted EBIDAT level then in effect pursuant to the appropriate column under the table below:

Senior Leverage        Leverage         LIBOR           Base Rate
    Ratio               Ratio          Margin             Margin

*2.25                     *4.0           2.25%              .75%

*2.25                    **4.0           2.75%             1.25%

**2.25, but
less than 2.5             *4.0           2.50%             1.00%

**2.25, but
less than 2.5            **4.0           3.00%             1.50%

**2.5, but
less than 3.0             *4.5           2.75%             1.25%

**2.5, but
less than 3.0            **4.5           3.00%             1.50%

**3.0, but
less than 3.5             *5.0            3.00%            1.50%

**3.0, but
less than 3.5            **5.0            3.25%            1.75%

**3.5                   ***5.5            3.25%            1.75%
------
*   Less than.
**  Greater than or equal to.
*** Less than or equal to.

The Applicable Margin shall be adjusted from time to time upon delivery to the Agent of the monthly financial statements required to be delivered pursuant to
Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio, Senior Leverage Ratio and Adjusted EBIDAT certified by a Responsible Officer as of the end of the fiscal month for which such financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the fiscal month following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if Borrower shall fail to deliver any such financial statements for any such fiscal month by the date required pursuant to Section 4.1, then, effective as of the first day following the end of the fiscal month for which such financial statements were to have been delivered, and continuing through the first day of the month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.

     "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

     "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss.101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

     "Base Rate" means, for any day, a rate of interest equal to rate of interest which is identified as the "Prime Rate" and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Agent may select).

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

     "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower on the same day by the Lenders pursuant to Article I.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

     "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

     "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. Capital Expenditures does not include the purchase price of an Acquisition permitted hereunder. For the purposes of the capital expenditures covenant in Section 6.1, the entire payment stream for such Capital Expenditure shall be deemed to have been made on the date the Property which is the subject thereof is put into service.

     "Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

     "Capital Lease Obligations" means all monetary obligations of the Borrower or any of its Subsidiaries under any Capital Leases.

     "Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six (6) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three (3) months.

     "Cash Flow" means, for any period, EBIDAT for such period minus Capital Expenditures actually paid in cash for such period and otherwise permitted by this Agreement, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     "CERCLA" has the meaning specified in the definition of "Environmental
Laws."

     "Closing Date" means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.

     "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

     "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Lenders, whether under this Agreement or under any other documents executed by any such persons and delivered to the Agent.

     "Collateral Documents" means, collectively, the Security Agreement, the Mortgages, the Pledge Agreement, the guaranties executed by Borrower's Subsidiaries and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, between the Borrower or its Subsidiaries and any Lender or the Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or any Subsidiaries as debtor in favor of any Lender or the Agent for the benefit of the Lenders, as secured party.

     "Commitment" means, for each Lender, its Revolving Loan Commitment.

     "Commitment Percentage" means, as to any Lender, the percentage equivalent of such Lender's Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment.

     "Consolidated Net Income (Loss)" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that in determining Consolidated Net Income (Loss) there shall be excluded:

                  (a) the income (or loss) of any Person which is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Subsidiary is not at the time prohibited;

                  (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries;

                  (c) the proceeds of any life insurance policy;

                  (d) gains (but not losses) from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of Borrower and its Subsidiaries, and related tax effects in accordance with GAAP; and

                  (e) any other extraordinary or non-recurring gains (but not losses) of Borrower or its Subsidiaries, and related tax effects in accordance with GAAP.

     "Consolidated Net Interest Expense" means, for any period, gross interest expense for the period required to be paid in cash (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Borrower and its Subsidiaries on a consolidated basis, less interest income for that period; all as determined in accordance with GAAP.

     "Contingent Obligation" means, as to any Person: (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person:

                  (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;

                  (ii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered; or

                  (iii) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.

The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iii) of this definition, be marked to market on a current basis.

     "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound, and includes the Related Agreements.

     "Controlled Group" means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code.

     "Conversion Date" means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

     "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     "Dollars", "dollars" and "$" each mean lawful money of the United States of America.

     "EBIDAT" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Consolidated Net Income (Loss) for such period plus (b) all amounts deducted from net income (or net loss) for such period for depreciation or amortization, plus (c) interest expense deducted from net income (or net loss) for such period, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); plus (e) to the extent included in net income (or net loss) for such period, any extraordinary losses or losses from discontinued operations; plus (f) all other non-cash charges which reduced Consolidated Net Income (Loss) for such period.

     "Eligible Assignee" means any of: (a) a commercial bank organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country; or (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of its business.

     "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower.

     "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

     "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA);
(c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Borrower or any Subsidiary of the Borrower may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower or any member of the Controlled Group may be directly or indirectly liable.

     "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent:

          (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor; or

          (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; or

          (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

          (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof;

in each case, including arrangements wherein the rights and remedies of the holder of the primary obligation are limited to repossession or sale of certain property of such Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

     "GTCR" means Golder, Thoma, Cressey, Rauner Fund IV, L.P., an Illinois limited partnership.

     "GTCR Event" means if GTCR ceases to directly own and control at least 60% of the number of shares of capital stock of Borrower (i) owned by GTCR on the Closing Date plus (ii) acquired by GTCR after the Closing Date (without double counting any shares of capital stock which have been converted from preferred stock to common stock), in each case free and clear of all liens, claims and encumbrances.

     "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

     "Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business pursuant to ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) the capitalized portion of all Capital Lease Obligations; (g) all net obligations with respect to Rate Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

     "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

     "Interest Payment Date" means, with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the first day of each calendar month and each date a Base Rate Loan is converted into a LIBOR Rate Loan.

     "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                  (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                  (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (c) no Interest Period shall extend beyond the Revolving Termination Date;

     "Investor Stockholders" means Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II and CMNY Capital, L.P.

     "Joint Venture" means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

     "Lending Office" means, with respect to any Lender, the office or offices of the Lender specified as its "Lending Office" opposite its name on the applicable signature page hereto, or such other office or offices of the Lender as it may from time to time notify the Borrower and the Agent.

     "Letter of Credit Participation Liability" means, as to each Lender Letter of Credit and each Letter of Credit Participation Agreement, all reimbursement obligations of Borrower or any of its Subsidiaries to Agent and the Lenders in connection with the Lender Letter of Credit or to the obligee with respect to the transaction for which the Letter of Credit Participation Agreement was issued, whether contingent or otherwise, including with respect to any letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the issuing bank to the extent not reimbursed; and (c) all unpaid interest, fees and expenses.

     "Letter of Credit Reserve" means, at any time, an amount equal to all liabilities of the Borrower to the Agent in respect of any Lender Letter of Credits and Letter of Credit Participation Agreements outstanding at such time, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all-amounts which have been paid or made available by the Agent under such Lender Letters of Credit or Letter of Credit Participation Agreement to the extent not reimbursed; and (c) all unpaid interest, fees and expenses in respect of such Lender Letter of Credits and Letter of Credit Participation Agreements.

     "Leverage Ratio" means, as of any date of determination thereof, the ratio of consolidated total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date to Adjusted EBIDAT for the twelve fiscal months then ended.

     "LIBOR" means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

     "Loan" means an extension of credit by a Lender to the Borrower pursuant to
Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

     "Loan Documents" means this Agreement, the Notes, the Collateral Documents, all documents delivered to the Agent in connection therewith and all Rate Contracts between the Borrower and any of the Lenders.

     "Majority Lenders" means at any time Lenders then having at least sixty six and two-thirds percent (66-2/3%) of the Commitments.

     "Management Stockholders" means Malcolm Elvey, David Feldman and The Sarnoff Trust.

     "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and avoid any Event of Default; or
(c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Lenders under any of the Collateral Documents.

     "Mortgage" means any deed of trust, mortgage or other document creating a Lien on real property or any interest in real property.

     "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "Note" means any Revolving Note and "Notes" means all such Notes.

     "Notice of Borrowing" means a notice given by the Borrower to the Agent pursuant to Section 1.5, in substantially the form of Exhibit B hereto.

     "Notice of Conversion/Continuation" means a notice given by the Borrower to the Agent pursuant to Section 1.6, in substantially the form of Exhibit C hereto.

     "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

     "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Lender, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

     "Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

     "Ordinary Course of Business" means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

     "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any member of the Controlled Group sponsors or maintains or to which the Borrower or any member of the Controlled Group makes, is making or is obligated to make contributions.

     "Pledge Agreement" means the Pledge Agreement, in form and substance reasonably satisfactory to Agent, made by the Borrower in favor of the Agent for the benefit of the Lenders.

     "Pledged Collateral" has the meaning specified in the Pledge Agreement.

     "Prior Indebtedness" means the indebtedness and obligations specified on
Schedule 11.1 hereto.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

     "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

     "Related Agreements" means the Purchase Agreement dated October 23, 1996 among Borrower, Antares and GTCR, Registration Agreement dated October 23, 1996 among Borrower, GTCR and Antares, Stockholders Agreement dated October 23, 1996 among Borrower, GTCR, Antares, Investor Stockholders and Management Stockholders, the Acquisition Documents from time to time in effect.

     "Related Transactions" means the transactions contemplated by the Related Agreements.

     "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "Responsible Officer" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

     "Revolving Note" means a promissory note of the Borrower payable to the order of a Lender and otherwise substantially the form of Exhibit D hereto, evidencing indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

     "Revolving Termination Date" means the earlier to occur of: (a) December 24, 1999; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

     "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

     "Security Agreement" means each Security Agreement, in form and substance reasonably satisfactory to Agent, made or to be made, by the Borrower and each of its Subsidiaries, in favor of the Agent for the benefit of the Lenders.

     "Senior Leverage Ratio" means, as of any date of determination thereof, the ratio of the outstanding principal balance of all Loans as of such date to Adjusted EBIDAT for the twelve (12) fiscal months then ended.

     "Solvent" means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

     "Subordinated Indebtedness" means the Indebtedness described on Schedule
5.5 and all other Indebtedness of Borrower or any of its Subsidiaries which is subordinated in right of payment to the Obligations, including, without limitation, Indebtedness incurred in connection with Acquisitions permitted hereunder.

     "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Target" means any other Person, or business unit or asset group of any other Person, including court reporting business, acquired or proposed to be acquired in an Acquisition.

     "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

     "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

     "United States" and "U.S." each means the United States of America.

     "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

     11.2 OTHER INTERPRETIVE PROVISIONS.

     (a) DEFINED TERMS. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

     (b) THE AGREEMENT. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

     (c) CERTAIN COMMON TERMS. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation."

     (d) PERFORMANCE; TIME. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

     (e) CONTRACTS. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

     (f) LAWS. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     11.3 ACCOUNTING PRINCIPLES. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

     (b) References herein to "fiscal year", "fiscal quarter" and "fiscal month" refer to such fiscal periods of the Borrower.


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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                        ESQUIRE COMMUNICATIONS LTD.



                                        By:
                                        Title:


                                        Address for notices:

                                        216 East 45th Street, 8th floor
                                        New York, New York 10017
                                        Attn: Malcolm L. Elvey
                                        Facsimile (212) 557-5972

                                        ANTARES LEVERAGED CAPITAL CORP.,
                                        as Agent and as a Lender

                                        By:
                                        Title:


                                        Address for notices:

                                        311 South Wacker Drive
                                        Chicago, IL 60606
                                        Attn: Steven J. Robinson
                                        Facsimile: (312) 697-3998

                                        Address for payments:

                                        Antares Leveraged Capital Corp.
                                        Account # 4070-6016
                                        Citibank N.A., NY
                                        ABA # 021000089
                                        Reference: Esquire Communications Ltd.
                                        Please advise Jim Luchansky
                                        (312) 697-3991 upon receipt